Exhibit 23.4

July 7, 2023

Ten-League International Holdings Limited

c/o 16 Gul Drive

Singapore 629467

Dear Sirs,

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Ten-League International Holdings Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company.

I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Yours Sincerely,

/s/ Kong Chee Keong
Kong Chee Keong